Exhibit 10.9

WESTMORELAND COAL COMPANY
Performance-Based Restricted Stock Unit Agreement
Amended and Restated 2007 Equity Incentive Plan for Employees and Non-Employee Directors

Name of Recipient:
Performance-Based RSUs at Grant Date:
Performance Metric Target:
Grant Date:

Westmoreland Coal Company (the “Company”) has selected you (the “Recipient”) to receive the restricted stock unit award described above, which is subject to the provisions of the Company's Amended and Restated 2007 Equity Incentive Plan for Employees and Non-Employee Directors (the “Plan”) and the terms and conditions contained in this Restricted Stock Unit Agreement (this “Agreement”). The terms and conditions of the award of restricted stock units (the “RSUs”) made to the Recipient are as follows.

1.
Issuance of Restricted Stock Units. The performance-contingent RSUs are issued to the Recipient on the Grant Date set forth above, in consideration of employment services rendered and to be rendered by the Recipient to the Company. Each RSU represents a promise to pay one share of the Company's common stock, $2.50 par value per share (the “Common Stock”) upon vesting in accordance with Section 3. Unless and until performance is completed and the RSUs vest, Recipient will have no right to receive the shares of Common Stock.

2.	Issuance of RSUs.

a.	Performance Period. The Performance Period consists of a cumulative three-year measurement period.

b.
Award. Subject to the terms of this Agreement and the Plan, the Recipient is hereby granted the opportunity to earn the RSUs as shown above in accordance with the terms of the remainder of this Agreement.

c.	Settlement of Awards.

i.
Form of Settlement. RSUs will be settled in shares of Common Stock on the date that the RSUs vest if the performance goal has been met. The Compensation and Benefits Committee, at its sole discretion, can elect to pay any or all RSUs in the form cash, equivalent to the closing stock price of shares of Common Stock on the date that the RSUs vest.

ii.
Distribution of RSUs. The shares of Common Stock payable upon vesting of the RSUs shall be distributed to you as soon as practical following the vesting date. Notwithstanding any other provisions of this Agreement, the Company shall not be obligated to deliver the RSUs if the delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority, and delivery of the RSUs may be postponed for such period as may be required to comply with any requirements under any law or regulation applicable to the issuance or delivery of such shares. The Recipient agrees that his or her right to receive the RSUs shall be subject to the vesting schedule set forth in Section 3 of this Agreement, the termination provisions set forth in Section 4 of this Agreement, and the restrictions on transfer set forth in Section 5 of this Agreement.

3.	Vesting.

a.
Vesting Schedule. Unless otherwise provided in this Agreement, the Cash Award shall 100% vest on [          ] upon the successful achievement of the Performance Metric. Should the Company fail to achieve the Performance Metric, the Cash Award shall be forfeited.

b.
Performance Metric. The Performance Metric is a three-year cumulative free cash flow, which metric was approved by the Board of Directors of the Company. Cash shall begin to pay out once Threshold (80% of Target) has been met; 50% payout at Threshold. Should the Company achieve Maximum (120% of Target), the Cash Award shall pay out at 200% of the stated dollar amount.

c.
Vesting upon Death or Disability. RSUs will be earned on a pro-rata basis based on the date of death or Disability and will be paid out at the end of the three-year period, with the payout determined based on the final performance determination. For purposes of this Agreement, “Disability” is as used in the Company's long-term disability plan, if any; if not defined in the long-term disability plan, is a physical or mental infirmity which impairs the Recipient's ability to substantially perform his or her duties for a period of 180 consecutive days.

d.
Acceleration of Vesting upon Retirement. Retirement means retirement by the Recipient after the Recipient reaches the age of 62 with a minimum of 5 years service, paying out at 50% and 100% payout when the Recipient reaches a combined age and service of 75 (e.g., age 65 with 10). The Company will pro-rate payout starting at age 62 with five years of service up to the 100% payout. For a grant to be accelerated, retirement should occur at least 6 months after Grant Date. In order to have a “Retirement,” the Recipient must be separated from the Company. The Cash Award will fully vest upon Retirement, but will be paid out at the end of the three-

year period, with the payout determined based on the final performance determination. No payout shall be made if the Company does not achieve the Performance Metric Threshold.

4.
Termination of RSUs Upon Employment Termination. In the event that the Recipient ceases to be employed by the Company for any reason or no reason, with or without cause, all of the RSUs that are unvested as of the time of such employment termination shall be terminated immediately and automatically, without the payment of any consideration to the Recipient, effective as of such termination of employment. The Recipient shall have no further rights with respect to any RSUs that are so terminated, and shall have no further right to receive a distribution. If the Recipient is employed by a subsidiary of the Company, any references in this Agreement to employment with the Company shall instead be deemed to refer to employment with such subsidiary.

5.
Restrictions on Transfer. The Recipient shall not sell, assign, transfer, pledge, hypothecate, or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein, until such RSUs have vested. The Company shall not be required to treat as owner of such RSUs any transferee to whom such RSUs have been transferred in violation of any of the provisions of this Agreement.

6.	Provisions of the Plan. This Agreement is subject to the provisions of the Plan, a copy of which will be furnished to you upon your request.

7.	Tax Matters.

a.
Acknowledgments. The Recipient acknowledges that he or she is responsible for obtaining the advice of the Recipient's own tax and financial advisors with respect to the federal and state tax considerations resulting from Recipient's receipt of RSUs and the RSU Shares. The Recipient understands that the Company will report to appropriate taxing authorities the payment to the Recipient of compensation income upon the vesting of the RSUs. The Recipient understands that the Recipient (and not the Company) shall be responsible for the Recipient's federal and state tax liability that may arise in connection with the acquisition, vesting and/or disposition of the RSUs and the RSU Shares.

b.
Withholding. The Recipient acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Recipient any federal, state, local or other taxes of any kind required by law to be withheld with respect to the RSUs and the RSU Shares. On each date on which RSUs vest, the Company shall deliver written notice to the Recipient of the amount of withholding taxes due with respect to the vesting of the RSUs that vest on such date; provided, however, that the total tax withholding cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). In satisfaction of its withholding obligations, the Company shall reduce the number of RSU Shares deliverable to Recipient in respect of such vesting by the number of RSU Shares that have a fair market value on such vesting date (calculated using the last reported sale price of the common stock of the Company on the principal stock exchange on which the Common Stock is traded on such vesting date) equal to the amount of the Company's tax withholding obligation in connection with the vesting of such RSUs. Any fractional number of RSU Shares resulting from tax withholding shall be rounded up to the nearest whole number of RSU Shares. With respect to tax withholding amounts, the Company has all of the rights specified in Section 7 of this Agreement and has no obligations to the Recipient except as expressly stated in Section 7 of this Agreement.

8.	Miscellaneous.

a.
Authority of Compensation and Benefits Committee. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Compensation and Benefits Committee shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested RSUs at any time. If so accelerated, such RSU Shares will be considered as having vested as of the date specified by the Committee. All decisions and actions by the Compensation and Benefits Committee with respect to this Agreement shall be made in the Compensation and Benefits Committee's discretion and shall be final and binding on the Recipient.

b.
No Right to Continued Employment. The Recipient acknowledges and agrees that, notwithstanding the fact that the vesting of the RSUs is contingent upon his or her continued employment by the Company, this Agreement does not constitute an express or implied promise of continued employment or confer upon the Recipient any rights with respect to continued employment by the Company.

c.	Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflict of law provisions.

d.
Conflicts and Interpretation. In the event of any conflict between this Agreement and the Plan, this Agreement shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern, including, without limitation, the provisions thereof pursuant to which the Compensation and Benefits Committee has the power, among others, to (i) interpret the Plan, (ii) amend and repeal administrative rules, guidelines and practices relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

e.
Compliance with Code Section 409A. The Restricted Stock Units granted under this Agreement are intended to fit within the “short-term deferral” exemption from section 409A of the Internal Revenue Code. In administering this Agreement, the Company shall interpret this Agreement in a manner consistent with such exemption.

f.
Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties hereto.

g.	Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

h.
Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

i.
Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Recipient expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.

j.	Recipient's Acknowledgments. The Recipient acknowledges that he or she has read this Agreement and has read the Plan and understands the terms and conditions of this Agreement and the Plan.

WESTMORELAND COAL COMPANY By: _____________________________________
Name: Jennifer S. Grafton
Title: General Counsel and Secretary

Accepted and Agreed:

_____________________________________
Name: